Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-266494) and related Proxy Statement/Prospectus of Leonardo DRS, Inc. for the registration of shares of Leonardo DRS, Inc. common stock and to the incorporation by reference therein of our reports dated March 24, 2022, with respect to the consolidated financial statements of RADA Electronic Industries LTD and the effectiveness of internal control over financial reporting of RADA Electronic Industries LTD included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER
September 02, 2022	A Member of Ernst & Young Global